UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Juniper Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0422528

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1194 North Mathilda Avenue
Sunnyvale, California	94089

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, $0.00001 par value per share	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

This registration statement is filed with the Securities and Exchange Commission (the “SEC”) in connection with the application of Juniper Networks, Inc. to list its common stock, par value $0.00001 on the New York Stock Exchange LLC.
Item 1. Description of Registrant’s Securities to be Registered
Juniper Networks, Inc. (the “Registrant”) is authorized to issue 1,000,000,000 shares of common stock, $0.00001 par value (the “Common Stock”), and 10,000,000 shares of undesignated preferred stock, $0.00001 par value. The following description of the Common Stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 27, 2001 and Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 24, 2008, respectively, and the General Corporation Law of the state of Delaware.
The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors.
Item 2. Exhibits
Not applicable.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 22, 2009	JUNIPER NETWORKS, INC.
	By:	/s/ Mitchell L. Gaynor
Mitchell L. Gaynor
Senior Vice President, General Counsel and Secretary